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                                                   Exhibit 23

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-22339) of JDN Realty Corporation and in the related Prospectus of our reports dated September 24, 1997, September 16, 1997, September 16, 1997 and September 24, 1997, with respect to the statements of revenue and certain expenses of The Junction Shopping Center for the period from March 25, 1996 (date of commencement of operations) to December 31, 1996, the River Hills Shopping Center for the period from September 13, 1996 (date of commencement of operations) to December 31, 1996, the Midway Plaza Shopping Center for the period from November 2, 1995 (date of commencement of operations) to December 31, 1995 and the year ended December 31, 1996, and the Bermuda Square Shopping Center for the year ended December 31, 1996, respectively, included in the Current Report on Form 8-K of JDN Realty Corporation dated September 26, 1997.



                                      Ernst & Young LLP


Atlanta, Georgia
September 26, 1997